As filed with the Securities and Exchange Commission on January 27, 2020

Registration No. 333-234526

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

to

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Ovintiv Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	1311	84-4427672
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

370 – 17th Street, Suite 1700

Denver, Colorado

80202

(303) 623-2300

(Address, including Zip Code, and Telephone Number, Including Area Code, of the Registrant’s Principal Executive Offices)

Corporate Secretary

370 – 17th Street, Suite 1700

Denver, Colorado

80202

(303) 623-2300

(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

With a copy to:

Andrew J. Foley

Adam M. Givertz

Paul, Weiss, Rifkind, Wharton &

Garrison LLP

1285 Avenue of the Americas

New York, New York 10019-6064

(212) 373-3000

Approximate date of commencement of proposed sale of the securities to the public: Not Applicable.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, please check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”), check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 (this “Amendment”) to Registration Statement No. 333-234526 (the “Registration Statement”) is being filed pursuant to Rule 414(d) under the Securities Act of 1933, as amended (the “Securities Act”), by Ovintiv Inc., a Delaware corporation (“Ovintiv”), as the successor to 1847432 Alberta ULC (“184Co”), which prior to the Reorganization (as defined below) was an unlimited liability corporation organized under the Business Corporations Act (Alberta) and a wholly-owned subsidiary of Encana Corporation (“Encana”). The Registration Statement was declared effective on December 11, 2019.

On January 24, 2020, Encana completed its previously announced reorganization transactions (the “Reorganization”), which included (i) a plan of arrangement under the Canada Business Corporations Act (the “CBCA”), pursuant to which, among other things, Encana completed a share consolidation on the basis of one post-consolidation share for each five pre-consolidation shares and Ovintiv (prior to the Arrangement (as defined below), a wholly-owned subsidiary of Encana) ultimately acquired all of the issued and outstanding common shares of Encana in exchange for shares of Ovintiv on a one-for-one basis and became the parent company of Encana and its subsidiaries (collectively, the “Arrangement”) and (ii) following completion of the Arrangement, Ovintiv migrated out of Canada and became a Delaware corporation. Following the completion of the Reorganization, holders of common shares of Encana held one share of common stock, par value US$0.01 per share, of Ovintiv, a Delaware corporation, for each five common shares of Encana owned immediately prior to the Reorganization, but the business, assets, liabilities, directors and officers of Ovintiv continued to be the same as the business, assets liabilities, directors and officers of Encana immediately prior to the Reorganization.

Ovintiv expressly adopts the Registration Statement, as modified by this Amendment, as its own registration statement for all purposes of the Securities Act and the Securities Exchange Act of 1934, as amended. The information contained in this Amendment sets forth additional information reflecting the completion of the Reorganization.

Ovintiv’s common stock began trading on the New York Stock Exchange and the Toronto Stock Exchange at the opening of trading on January 27, 2020 and trades under the symbol “OVV.” The CUSIP number for Ovintiv’s common stock is 69047Q 102. For a description of the shares of common stock of Ovintiv, see “Description of Ovintiv Capital Stock” in the proxy statement/prospectus filed with the Securities and Exchange Commission on December 11, 2019 pursuant to Rule 424(b)(3) under the Securities Act, which forms a part of the Registration Statement. Copies of Ovintiv’s certificate of incorporation and bylaws are filed as Exhibit 3.1 and Exhibit 3.2, respectively, to this Amendment.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

The Ovintiv certificate of incorporation contains provisions that limit the liability of the directors of Ovintiv for monetary damages to the fullest extent permitted by Delaware law. Consequently, Ovintiv directors will not be personally liable to Ovintiv or its stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for:

•	any breach of the director’s duty of loyalty to Ovintiv or its stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	willful or negligent declaration and payment of unlawful dividends, or unlawful share purchases or redemptions; or

•	any transaction from which the director derived an improper personal benefit.

The Ovintiv certificate of incorporation provides that Ovintiv is required to indemnify its directors and officers, in each case to the fullest extent permitted by Delaware law. The Ovintiv certificate of incorporation also obligates Ovintiv to advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding. In addition, Ovintiv has entered into agreements with Ovintiv directors and officers to indemnify such directors and officers. With specified exceptions, these agreements provide for indemnification against all liability and loss suffered and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement by any of these individuals in any action, suit or proceeding, to the fullest extent permitted by applicable law. In addition, Ovintiv maintains directors’ and officers’ liability insurance.

*****

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the U.S. Securities and Exchange Commission (the “SEC”) such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 21.	Exhibits and Financial Statement Schedules.

The exhibits listed in the exhibit index, appearing elsewhere in this registration statement, have been filed as part of this registration statement.

Item 22.	Undertakings.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement (notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement); and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the Registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(6) That every prospectus (i) that is filed pursuant to paragraph (5) above, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to this registration statement and will not be used until such amendment has become effective, and that for the purpose of determining liabilities under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one (1) business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(8) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

(9) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit Number	Description

2.1	Arrangement and Reorganization Agreement (included as Appendix B to the Proxy Statement/Prospectus)

2.2	Plan of Arrangement (included as Schedule A to the Arrangement and Reorganization Agreement included as Appendix B to the Proxy Statement/Prospectus)

3.1	Ovintiv Certificate of Incorporation (incorporated by reference to Exhibit 3.1 of Ovintiv’s Form 8-K12B filed with the SEC on January 24, 2020)

3.2	Ovintiv Bylaws (incorporated by reference to Exhibit 3.2 of Ovintiv’s Form 8-K12B filed with the SEC on January 24, 2020)

*3.3	Articles of Incorporation of 1847432 Alberta ULC

*3.4	Articles of Amendment of 1847432 Alberta ULC

*3.5	By-Law No. 1 of 1847432 Alberta ULC

3.6	Restated Certificate of Incorporation and Restated Articles of Incorporation of Encana Corporation dated November 30, 2009 (incorporated by reference to Exhibit 99.2 to Encana Corporation’s Report on Form 6-K filed on December 2, 2009, SEC File No. 001-15226)

3.7	Certificate of Amendment and Articles of Amendment of Encana Corporation dated May 12, 2015 (incorporated by reference to Exhibit 99.1 to Encana Corporation’s Report on Form 6-K filed on May 19, 2015, SEC File No. 001-15226)

3.8	By-Law No. 1 of Encana Corporation effective February 11, 2014 (incorporated by reference to Exhibit 99.1 to Encana Corporation’s Report on Form 6-K filed on May 15, 2014, SEC File No. 001-15226)

*5.1	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP regarding validity of the securities being registered

*8.1	Opinion of Osler, Hoskin & Harcourt LLP as to certain U.S. federal income tax matters

*8.2	Opinion of Felesky Flynn LLP as to certain Canadian federal income tax matters

10.1	Omnibus Incentive Plan of Encana Corporation adopted with effect from February 13, 2019 (incorporated by reference to Exhibit 10.44 to Encana’s Annual Report on Form 10-K filed on February 28, 2019, SEC File No. 001-15226)

10.2	Encana Corporation Employee Stock Option Plan reflective with amendments made as of April 27, 2005, as of April 25, 2007, as of April 22, 2008, as of October 22, 2008, as of November 30, 2009, as of July 20, 2010, as of February 24, 2015 and as of February 22, 2016 (incorporated by reference to Exhibit 10.6 to Encana’s Annual Report on Form 10-K filed on February 27, 2017, SEC File No. 001-15226)

10.3	Encana Corporation Employee Stock Appreciation Rights Plan, adopted with effect from February 12, 2008, as amended December 9, 2008, November 30, 2009, April 20, 2010, July 20, 2010, February 24, 2015, February 22, 2016 and February 14, 2018 (incorporated by reference to Exhibit 10.8 to Encana’s Annual Report on Form 10-K filed on February 26, 2018, SEC File No. 001-15226)

10.4	Performance Share Unit Plan for Employees of Encana Corporation amended and restated with effect from January 1, 2010, and reflective with amendments made as of July 20, 2010, February 24, 2015, February 22, 2016 and February 14, 2018 (incorporated by reference to Exhibit 10.10 to Encana’s Annual Report on Form 10-K filed on February 26, 2018, SEC File No. 001-15226)

Exhibit Number	Description

10.5	Restricted Share Unit Plan for Employees of Encana Corporation established with effect from February 8, 2011, and reflective with amendments made as of February 24, 2015, February 22, 2016 and February 14, 2018 (incorporated by reference to Exhibit 10.13 to Encana’s Annual Report on Form 10-K filed on February 26, 2018, SEC File No. 001-15226)

10.6	Deferred Share Unit Plan for Employees of Encana Corporation adopted with effect from December 18, 2002 and reflective of amendments made as of October 23, 2007, October 22, 2008, and July 20, 2010 (incorporated by reference to Exhibit 10.16 to Encana’s Annual Report on Form 10-K filed on February 27, 2017, SEC File No. 001-15226)

10.7	Restricted Share Unit Plan for Directors of Encana Corporation effective February 14, 2018 (incorporated by reference to Exhibit 10.38 to Encana’s Annual Report on Form 10-K filed on February 26, 2018, SEC File No. 001-15226)

10.8	Deferred Share Unit Plan for Directors of Encana Corporation adopted with effect from December 18, 2002 and reflective with amendments made as of April 26, 2005, October 22, 2008, December 8, 2009, July 20, 2010, February 13, 2013, December 1, 2014 and February 14, 2018 (incorporated by reference to Exhibit 10.17 to Encana’s Annual Report on Form 10-K filed on February 26, 2018, SEC File No. 001-15226)

**23.1	Consent of PricewaterhouseCoopers LLP (Calgary, Alberta) independent registered public accounting firm for Encana Corporation

**23.2	Consent of PricewaterhouseCoopers LLP (Houston, Texas) independent registered public accounting firm for Newfield Exploration Company

*23.3	Consent of Paul, Weiss, Rifkind, Wharton & Garrison LLP (included in Exhibit 5.1)

*23.4	Consent of Osler, Hoskin & Harcourt LLP (included in Exhibit 8.1)

*23.5	Consent of Felesky Flynn LLP (included in Exhibit 8.2)

*23.6	Consent of McDaniel & Associates Consultants Ltd.

*23.7	Consent of Netherland, Sewell & Associates, Inc.

*23.8	Consent of Ryder Scott Company, L.P.

*23.9	Consent of DeGolyer and MacNaughton

*24.1	Powers of Attorney (included on the signature pages of this registration statement)

*99.1	Form of Proxy for Encana Corporation

*	Previously filed.
**	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this post-effective amendment no. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on January 27, 2020.

Ovintiv Inc.

By:	/s/ Douglas J. Suttles
Name: Douglas J. Suttles
Title: Chief Executive Officer

By:	/s/ Corey D. Code
Name: Corey D. Code
Title: Executive Vice-President & Chief Financial Officer

POWERS OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Douglas J. Suttles and Corey D. Code, and each of them, any of whom may act without the joinder of the other, the true and lawful attorney-in-fact and agent of the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, in any and all capacities, to sign any and all amendments, including any post-effective amendments, and supplements to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, and hereby grants to such attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.

Pursuant to the requirements of the Securities Act of 1933, as amended, this post-effective amendment no. 1 to the registration statement has been signed by or on behalf of the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ Clayton H. Woitas Clayton H. Woitas	Chairman of the Board of Directors	January 27, 2020

/s/ Douglas J. Suttles Douglas J. Suttles	Chief Executive Officer and Director (Principal Executive Officer)	January 27, 2020

/s/ Corey D. Code Corey D. Code	Executive Vice-President & Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	January 27, 2020

/s/ Peter A. Dea Peter A. Dea	Director	January 27, 2020

/s/ Fred J. Fowler Fred J. Fowler	Director	January 27, 2020

/s/ Howard J. Mayson Howard J. Mayson	Director	January 27, 2020

/s/ Lee A. McIntire Lee A. McIntire	Director	January 27, 2020

/s/ Margaret A. McKenzie Margaret A. McKenzie	Director	January 27, 2020

/s/ Steven W. Nance Steven W. Nance	Director	January 27, 2020

/s/ Suzanne P. Nimocks Suzanne P. Nimocks	Director	January 27, 2020

/s/ Thomas G. Ricks Thomas G. Ricks	Director	January 27, 2020

/s/ Brian G. Shaw Brian G. Shaw	Director	January 27, 2020

/s/ Bruce G. Waterman Bruce G. Waterman	Director	January 27, 2020